Petrosonic Albania SHA.

(A Development Stage Company)

Balance Sheets

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$1,062	$1,655
Value added taxes receivables	87,615	86,136
Prepaid expenses	1,248	-
Total current assets	89,925	87,791
Property and equipment, net of accumulated depreciation of $0, respectively	625,231	617,924
TOTAL ASSETS	$715,156	$705,715

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$207,681	$204,176
Short term debt-related party	3,814	-
Total liabilities	211,495	204,176

Stockholders' equity:
Common stock, 100,000 shares authorized, $25.64 par value - 60,195 shares issued and outstanding, respectively	1,543,406	1,543,406
Additional paid-in capital	(1,008,356)	(1,008,356)
Other equity	6,493	1,607
Deficit accumulated during the development stage	(37,882)	(35,118)
Total stockholders’ equity	503,661	501,539
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$715,156	$705,715

The accompanying footnotes are an integral part of the unaudited financial statements.

Petrosonic Albania SHA.

(A Development Stage Company)

Statements of Expenses

(Unaudited)

	Three Months Ended March 31,		Inception (May 24, 2010) through
	2012	2011	March 31, 2012
Expenses

General and administrative expenses	$2,764	$10,126	$37,882

Total operating expenses	2,764	10,126	37,882

Net loss	(2,764)	(10,126)	(37,882)
Other Comprehensive income,
Foreign currency translation adjustment	4,886	6,446	6,493
Comprehensive income (loss)	$2,122	$(3,680)	$(31,389)

Loss per common share - Basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding -
Basic and diluted	2,564,000	2,564,000

The accompanying footnotes are an integral part of the unaudited financial statements.

Petrosonic Albania SHA.

(A Development Stage Company)

Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011	May 24, 2010 (inception) through March 31, 2012
Cash flows from operating activities
Net loss	$(2,764)	$(10,126)	$(37,882)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Changes in operating assets and liabilities:
Value added taxes receivables	(1,479)	(56,849)	(87,615)
Prepaid and other current assets	(1,248)	-	(1,248)
Accounts payable and accrued expenses	3,505	142,314	207,681
Net cash (used in) provided by operating activities	(1,986)	75,339	80,936

Cash flows from investing activities
Cash paid for purchase of property and equipment	(7,307)	(104,593)	(630,014)
Net cash used in investing activities	(7,307)	(104,593)	(630,014)

Cash flows from financing activities
Contributed capital	-	72,753	535,050
Short term debt – related party	3,814	-	3,814
Net cash provided by financing activities	3,814	72,753	538,864
Other comprehensive income	4,886	(41,455)	11,276
Net increase(decrease) in cash	(593)	2,044	1,062
Cash at the beginning of the year	1,655	146	-
Cash at the end of the year	$1,062	$2,190	$1,062
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
Non-cash investing and financing transactions:
Shareholders’ paid in capital for acquisition of license	$-	$-	$1,538,836

The accompanying footnotes are an integral part of the unaudited financial statements.

PETROSONIC ALBANIA SHA.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1: Description of Company and Basis of Presentation

Petrosonic Albania Sha., (“we”, “our”, the “Company”) was incorporated on May 24, 2010 in Tirana, Albania. The Company has not generated revenues since inception. The two initial shareholders are Sonoro Energy Ltd (a Canadian publicly traded company in TSX- symbol; SNV) and Albnafta, Ltd, an Albanian private company. The Company complies with Statement of Financial Accounting Standard ASC 915-15 and the Securities and Exchange Commission Exchange Act 7 for its characterization of the Company as development stage.

Petrosonic Albania Sha. is a company that operates in de-asphalting and separation of asphalt from heavy crude oil, oil sands, waste oils under a license agreement with Sonoro Energy Ltd which allows the Company to use the propriety sonic technology which was developed, patented and owned by Sonoro Energy formerly Sonic Technology Solutions in the territory of Republic of Albania.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. During the period ended March 31, 2012, the Company has an accumulated deficit of $37,882. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying unaudited interim financial statements of Petrosonic Albania, Sha. have been prepared in according with accounting principles generally accepted in United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with SEC on Form 8-K. In the option of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for such interim periods are not necessarily indicative of operations for a full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 2011, as reported in Form 8K, have been omitted.

NOTE 2: Going Concern

At March 31, 2012, the Company has a working capital deficit. As such, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through short-term loans from related parties and additional equity investments, which will enable the Company to continue operations for the coming year.

NOTE 3: Value-added taxes receivable

In April 2012, the Company filed for and received a refund of $86,136 tax amount from the government of Albania. During the quarter ended March 31, 2012, the Company incurred additional value added tax in the amount of $1,479 which is included in total receivables.

NOTE 4: Notes Payable – Related Party

During the quarter ended March 31, 2012, a related party advanced $3,814 to the Company. The amount bears no interest and is due on demand.

NOTE 5: Subsequent Events

During May 2012, the Company received $49,000 from a related party.